SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One) [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K
            [X] Form 10-Q [ ] Form N-SAR

For Period Ended: September 30, 2003

   [] Transition Report on Form 10-K
   [] Transition Report on Form 20-F
   [] Transition Report on Form 11-K
   [] Transition Report on Form 10-Q
   [] Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         -------------------------------
                         PART I - REGISTRANT INFORMATION
                         -------------------------------

Full Name of Registrant

INTERNATIONAL TRUST & FINANCIAL SYSTEMS, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

1024 South Greenville Ave. Suite 240
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City, State and Zip Code

Allen, Texas 75001
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                        PART II - RULE 12b-25(b) and (c)

If the subject could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or subject quarterly report of transition report on Form 10-Q,or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period or portion thereof, could not be filed within the prescribed time period. (Attached Extra Sheets if needed)

Registrant did not obtain all information prior to filing date and attorney and accountant could not complete the required legal information and financial statements and management could not complete Management's Discussion and Analysis of such financial statements by May 15, 2002.

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                           PART IV - OTHER INFORMATION

(1)  Name and telephone of person to contact in regard to this notification.

DAVID PELLS                         (214)        236-8480
-------------------                  -----       --------
(Name)                             (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Act Company of 1940 during the preceding 12 months or for such shorter the period that registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this notification to be singed on its behalf by the undersigned hereunto duly authorized.

By:                                             Dated November 15, 2003
        ______________________

        President
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